FOR IMMEDIATE RELEASE

                     Balchem Corporation Announces Dividend

New Hampton, New York. December 7, 2007. Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has declared a dividend on its shares of common stock equal to $0.11 per share, payable on January 18, 2008 to holders of record on December 20, 2007. The dividend represents an increase of
22.2 percent over last year's dividend. Dino A. Rossi, Balchem's Chairman, CEO and President stated, "We are pleased at our overall progress and this dividend allows us to continue our commitment to reward our current shareholders while maintaining the capital necessary for growth."

About Balchem Corporation
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2006. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.




Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone: 845-326-5600
           e-mail: ffitzpatrick@balchemcorp.com